Exhibit 10.39
December 2, 2021
Steven Hulme
[Address]
Dear Steve,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Company”) as Senior Vice President, Performance Chemicals and President, Engineered Polymers reporting to me based at our Warrington, England location, effective January 1, 2022. All your terms and conditions of employment remain unchanged except for those noted below.
Your compensation for this position will be £15,625.00 monthly, (£187,500.00 annually) paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following Company plans and programs:
a.Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 50% of your base salary beginning with the 2022 plan year. Payouts under the Ingevity Incentive Plan are funded primarily by Ingevity financial performance and directly influenced by your individual performance and may range from 0% to 200%.
b.Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2022, with a target level of 65% of your base salary for your total target award opportunity under the 2022 Long-Term Incentive Program. Awards under this Program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards and the composition of those awards are at the sole discretion of the Leadership Development & Compensation Committee of the Board of Directors.
i.The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Leadership Development & Compensation Committee. By way of illustration only, awards granted in 2021 under the Company’s Long-Term Incentive Program generally consisted of:
1. 50% Service-based restricted cash with 3-year ratable vesting
2. 50% Performance-based cash (PCUs) with 3-year cliff vesting
a.PCUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
c.Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.
The above stated plans or programs are reviewed periodically, and may be amended based on Company goals, business needs and legal requirements.
Other Ingevity Policies
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the Company may adopt and as such policy may be from time to time amended.
More information recoupment policy and other applicable Company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.
Steve, on behalf myself and the Board of Directors of the Company, we look forward to working together with you to drive market leading strategic growth.
If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by December 15, 2021.

Best,
/s/ John C. Fortson
______________________
John C. Fortson
President and CEO
ACCEPTED AND AGREED:
/s/ Steven Hulme
______________________
Name: Steven Hulme
Date: 6th December, 2021
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